SHAREHOLDERS' MEETING


ANNUAL SHAREHOLDERS' MEETING

An annual shareholders' meeting was held on October 22, 1998 for Kemper Municipal Income Trust. Shareholders were asked to vote on two separate issues: election of members to the Board of Trustees and ratification of Ernst & Young LLP as independent auditors. The following are the results for each issue:

1) Election of Trustees

   Preferred Shares (Voting alone)

                                 For     Withheld

   Frederick T. Kelsey          35,075      0
   Daniel Pierce                35,075      0

   Common and Preferred Shares (Voting together)

                               For       Withheld

   James E. Atkins          34,026,096   554,668
   Arthur R. Gottschalk     34,134,151   446,614
   Thomas W. Littauer       34,084,747   496,018
   Fred B. Renwick          34,066,096   514,669
   John B. Tingleff         34,148,509   428,181
   John G. Weithers         34,053,957   432,255

2) Ratification of the selection of Ernst & Young LLP as independent auditors for the fund. This item was approved.

   Common and Preferred Shares (Voting together)

      For      Against   Abstain
   34,053,957  153,949   372,856

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